Exhibit 99.1
N E W S R E L E A S E

FOR IMMEDIATE RELEASE
NOVEMBER 1, 2022

CHESAPEAKE ENERGY CORPORATION REPORTS 2022 THIRD QUARTER RESULTS
OKLAHOMA CITY, November 1, 2022 – Chesapeake Energy Corporation (NASDAQ:CHK) today reported 2022 third quarter financial and operating results. The company plans to host a conference call to discuss results at 9 a.m. EDT, on Wednesday, November 2, 2022. In addition, supplemental slides can be found on Chesapeake’s website at www.chk.com.
•Net cash provided by operating activities of $1,313 million
•Net income totaled $883 million, or $6.12 per diluted share; adjusted net income(1) totaling $730 million, or $5.06 per diluted share
•Delivered adjusted EBITDAX(1) of $1,256 million and a company record $773 million in adjusted free cash flow(1)
•Returned $1.9 billion to shareholders in the form of dividends and share repurchases YTD
•Announced total quarterly dividend of $3.16 per common share to be paid in December 2022, approximately $1.2 billion in total dividends to be paid in 2022

•Simplified capital structure through exchange of approximately 2/3rds of outstanding warrants; Repurchased approximately $400mm of common shares since 3Q; Completed approximately $1.1 billion of $2 billion common stock and warrant repurchase program YTD

•Produced approximately 4,108 mmcfe per day net, of which 90% was natural gas

•Entered into 700 mmcf per day gas gathering and transport agreement to anchor new Haynesville infrastructure; Added approximately 1 bcf per day of transport in the last 3 months to the LNG corridor at market rates beginning in 2024
(1) A Non-GAAP measure as defined in the supplemental financial tables available on the company's website at www.chk.com.

Nick Dell'Osso, Chesapeake's President and Chief Executive Officer, commented, “The third quarter marked another period of strong performance. We remain focused on capturing the tremendous value from the premium rock, returns, and runway of our Marcellus and Haynesville positions. Simultaneously, we are progressing efforts to exit our Eagle Ford position and have seen strong interest in these high-value assets. As we look to 2023, we will remain disciplined and continue to allocate capital to maximize returns from our assets, deliver sustainable free cash flow, and return that cash to shareholders through our peer-leading dividend and buyback programs. While domestic and international events continue to demonstrate the critical need for energy and the infrastructure required to transport it to market, we stand ready to deliver reliable, affordable, lower carbon energy desperately needed today.”

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Chris Ayres (405) 935-8870 ir@chk.com	Brooke Coe (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Shareholder Return Update

During the third quarter of 2022, Chesapeake generated $1,313 million of operating cash flow and had $74 million of cash on hand at quarter-end. Chesapeake plans to pay its base and variable dividend on December 1, 2022, to shareholders of record at the close of business on November 15, 2022. The total common stock dividend, including the variable and base components, is calculated as follows:

($ and shares in millions, except per share amounts)	3Q 2022
Net cash provided by operating activities	$1,313
Less cash capital expenditures	540
Adjusted free cash flow	773
Less cash paid for common base dividends	74
50% of adjusted free cash flow available for common variable dividends	$350

Common shares outstanding at 10/28/22(1)	134
Variable dividend payable per common share in December 2022	$2.61
Base dividend payable per common share in December 2022	$0.55
Total dividend payable per common share in December 2022	$3.16

(1) Basic common shares outstanding as of the declaration date of 11/1/2022. Assumes no exercise of warrants between dividend declaration date and dividend record date.

In June 2022, the company doubled its previously announced repurchase program authorization from $1 billion to $2 billion in aggregate value of its common stock and/or warrants through year-end 2023. Through September 30, 2022, Chesapeake repurchased approximately 7.6 million shares of its common stock for around $670 million. Additionally, the company repurchased approximately 4.0 million shares of common stock from former creditors in October 2022 for an aggregate price of around $400 million. As of November 1, 2022, Chesapeake had approximately $0.9 billion remaining under its share repurchase program and, in total, has repurchased approximately 11.6 million shares of its common stock at a weighted average price per share of approximately $91.96.
Operations Results
Third quarter net production was approximately 4,108 mmcfe per day (90% natural gas and 10% total liquids), utilizing an average of 16 rigs to drill 58 wells and placed 50 wells on production. Chesapeake is currently operating 13 rigs including five in the Marcellus, two in the Eagle Ford and six in the Haynesville and plans to add a seventh Haynesville rig by the end of the month. The company expects to drill 45 to 50 wells and place 60 to 65 wells on production in the fourth quarter of 2022.
Chesapeake entered into an agreement with Momentum Midstream which is expected to deliver 700 mmcf per day to premium Gulf Coast markets beginning in 2024. Momentum’s project, which has an option for Chesapeake to participate in 35% of the equity, includes a carbon capture and sequestration component that will help the company reach its net zero goals in 2035. Including the previously announced gas supply agreement (GSA) with Golden Pass LNG Terminal LLC (“Golden Pass”), the company has added 1 bcf per day of new capacity to deliver Responsibly Sourced, independently certified gas, from the Haynesville to the LNG corridor beginning in 2024. Chesapeake continues to work with its midstream partners to increase Haynesville gas gathering, treating, and takeaway capacity.
Additional information on each of its operating areas, including projections for activity, well statistics and pricing, can be found at www.chk.com.

ESG Update
Chesapeake remains on track to achieve RSG certification of its recently acquired Chief position in the Marcellus by the end of 2022 under the MiQ methane standard and the EO100™ Standard for Responsible Energy Development, which cover a broad range of environmental, social and governance (ESG) criteria. The company previously announced the certification of its legacy Marcellus operations in August and its Haynesville operations in December 2021. Chesapeake is the first company to achieve Grade "A" ratings (the highest rating a company can earn) from MiQ in two major shale basins. The Company began conducting aerial Gas Mapping LiDAR scans to detect emissions semiannually across the entirety of its assets, facilitating prompt remediation efforts, reducing emissions and increasing gas revenues. Since 2021, Chesapeake has installed more than 2,000 continuous methane emission monitoring devices and retrofitted more than 18,000 pneumatic devices across its operations. Today, all newly constructed operated facilities use electric device technology, instrument air, or vent capture systems which are designed to be “vent free.”

Conference Call Information
Chesapeake plans to host a conference call to discuss recent results at 9:00 a.m. EDT on Wednesday, November 2, 2022. The telephone number to access the conference call is 888-317-6003 or 412-317-6061 for international callers. The passcode for the call is 9111446. A webcast link to the conference call will be provided on Chesapeake’s website at www.chk.com. A replay will be available on the website following the call.

Financial Statements, Non-GAAP Financial Measures and 2022 Guidance and Outlook Projections
The company’s 2022 third quarter financial and operational results, along with non-GAAP measures that adjust for items that are typically excluded by securities analysts, are available on the company's website. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on the company's website at www.chk.com. Management’s updated guidance for 2022 can be found on the company’s website at www.chk.com.

Headquartered in Oklahoma City, Chesapeake Energy Corporation is powered by dedicated and innovative employees who are focused on discovering and responsibly developing our leading positions in top U.S. oil and gas plays. With a goal to achieve net-zero direct GHG emissions by 2035, Chesapeake is committed to safely answering the call for affordable, reliable, lower carbon energy.
Forward-Looking Statements

This news release and the accompanying outlook include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management’s outlook guidance or forecasts of future events, expected natural gas and oil growth trajectory, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, dividend plans, future production and commodity mix, plans and objectives for future operations, ESG initiatives, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time.

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include: the impact of inflation and commodity price volatility resulting from Russia’s invasion of Ukraine, COVID-19 and related supply chain constraints, along with the effect on our business, financial condition, employees, contractors, vendors and the global demand for natural gas and oil and U.S. and world financial markets; the acquisitions of Vine Energy Inc. (“Vine”) and Chief E&D Holdings, LP and affiliates of Tug Hill, Inc. (together, "Chief"), including our ability to successfully integrate the businesses of Vine and Chief into the Company and achieve the expected synergies from these acquisitions within the expected timeframes; our ability to comply with the covenants under our reserve-based revolving credit facility and other indebtedness; our ability to realize anticipated cash cost reductions; the volatility of natural gas, oil and NGL prices, which are affected by general economic and business conditions, as well as increased demand for (and availability of) alternative fuels and electric vehicles; a deterioration in general economic, business or industry conditions; uncertainties inherent in estimating quantities of natural gas, oil and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to replace reserves and sustain production; drilling and operating risks and resulting liabilities; our ability to generate profits or achieve targeted results in drilling and well operations; the limitations our level of indebtedness may have on our financial flexibility; our ability to achieve and maintain ESG certifications/goals; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends and repurchases of equity securities, to finance reserve replacement costs and/or satisfy our debt obligations; write-downs of our natural gas and oil asset carrying values due to low commodity prices; charges incurred in response to market conditions; limited control over properties we do not operate; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on natural gas, oil and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; potential OTC derivatives regulations limiting our ability to hedge against commodity price fluctuations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; pipeline and gathering system capacity constraints and transportation interruptions; legislative, regulatory and ESG initiatives, addressing environmental concerns, including initiatives addressing the impact of global climate change or further regulating hydraulic fracturing, methane emissions, flaring or water disposal; terrorist activities and/or cyber-attacks adversely impacting our operations; an interruption in operations at our headquarters due to a catastrophic event; federal and state tax proposals affecting our industry; competition in the natural gas and oil exploration and production industry; negative public perceptions of our industry; effects of purchase price adjustments and indemnity obligations..

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management’s best judgment only as of the date of this news release.